Exhibit 24(b)(4.31)
ING Life Insurance and Annuity Company

ENDORSEMENT

In order to reflect amendments to the Internal Revenue Code ("Code") made pursuant to the Small Business Jobs Act of 2010, the Contract is hereby amended by this Endorsement. This Endorsement is part of the Contract to which it is attached. The provisions of this Endorsement supersede any conflicting provisions in the Contract or in any prior endorsements. The purpose of this Endorsement is to amend the Contract to permit Roth after-tax contributions as described in the Code (as amended), if permitted under a Governmental 457(b) program for which this Contract is issued.

A Participant Roth Account is added to the Contract as follows:

Participant Roth Account - This account will be credited with Net Purchase Payments (or, if applicable, Net
Deposits, Net Contributions or Contributions) that represent participant Roth after-tax salary reduction amounts pursuant to Code Section 402A, if any, and the portion of any transfer or rollover (which may include distributions from a Participant's plan account that is rolled over to the Participant's designated Roth account in the same plan) attributable to such amounts. The description of Individual Account or Participant
Account, if it appears in the Contract to which this Endorsement is attached, is amended to include the
Participant Roth Account as described in this paragraph.

Maintenance Fee/Participant Account Charge (whichever is applicable, if any) (may also be referred to as a charge assessed on each anniversary of the Individual Account effective date):

We may deduct all or a portion of the Maintenance Fee or Participant Account Charge applicable to the
Contract, if any, from the Participant Roth Account.

Withdrawal Charges (Surrender Fees) if any: For purposes of the following provision, the term "withdrawal charge"
refers to "withdrawal charge" or "surrender fee" as those terms are used in the Contract:

Except as provided below, any withdrawal charge specified in the Contract that is applicable to a withdrawal of amounts attributable to a lump sum payment or an installment payment will apply in the same manner to a withdrawal of amounts attributable to the same type of payment made to a Participant Roth Account.

In the case of a withdrawal charge for a participant installment account that is based on the number of
Purchase Payment Cycles or Deposit Cycles (Cycles) completed, the number of Cycles completed for the
Participant Roth Account will be determined independently from the number of Cycles completed for any other participant installment account of the participant, with the following exception. At the time we first establish a Participant Roth Account or any other participant installment account for a participant, we will credit the new participant installment account with the same number of Purchase Payments or Deposits as were made, if any, to the existing participant installment account with the greatest number of Purchase
Payments or Deposits. After the new participant installment account is established under this paragraph, the number of additional Cycles credited from that point forward to a participant installment account will be based solely on the number of subsequent Purchase Payments or Deposits, if any, made to that particular participant installment account. This could result in a different number of Cycles completed for each participant installment account.

The statement below is added to Contribution Limits, as endorsed:

Pre-tax salary reduction contributions and Roth after-tax salary reduction contributions are aggregated for purposes of applying the applicable dollar amount permitted under Code Sections 415 and 457, as applicable.

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The description of Loans is amended as follows:

Unless specifically permitted by the terms of a plan and supported by the plan's administrator and record keeper, a loan is not available from the Participant Roth Account. Absent such an exception, this means that although the Participant Roth Account may be included in the calculation of the amount available for loan
("lienable"), money from the Participant Roth Account may not be part of a loan ("loanable"). Accordingly, the amount available for a full or partial withdrawal from a Participant Roth Account will not be reduced by any outstanding loan balance. Further, in the event of a loan default, no amount of the outstanding loan balance will be deducted from the Participant Roth Account.

The effective date of this Endorsement is the latest of January 1, 2011, the date the Endorsement is attached to the
Contract, or on the effective date of the Contract.

/s/Catherine H. Smith
President
ING Life Insurance and Annuity Company

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